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                                                                    EXHIBIT 99.1



                                                           FOR IMMEDIATE RELEASE

     MIDLAND, MICH., APRIL 23, 2003. The Midland Cogeneration Venture Limited Partnership ("MCV") today announced net income of $24.8 million for the first quarter of 2003, which includes a $10.3 million net mark-to-market gain, related to a second quarter 2002 accounting change on nine long-term gas contracts, as described below. This compares to earnings of $11.2 million for the first quarter of 2002. Operating revenues for the first quarter of 2003 were $153.2 million compared to $149.4 million for the first quarter of 2002.
     Under implementation guidance approved by the Financial Accounting Standards Board, natural gas contracts that contain volume optionality are treated as derivatives and beginning April 1, 2002 were required to be marked-to-market and reported in earnings. Prior to April 1, 2002, these contracts qualified as a normal purchase transaction and did not require mark-to-market accounting. MCV removed the optionality from three of the nine affected long-term gas contracts. MCV expects future earnings volatility since changes to the mark-to-market accounting for the remaining six natural gas contracts will be recorded on a recurring basis during their remaining life, of approximately five years.
     The earnings increase of $3.3 million for the first quarter of 2003 compared to 2002, excluding the effects of the above accounting change, was primarily due to lower interest expense on MCV's financing arrangements, lower natural gas prices and higher electric and steam energy rates under the purchase agreement with The Dow Chemical Company.
     Energy delivered under the Power Purchase Agreement ("PPA") with Consumers Energy increased approximately 22,236 megawatt hours (MWh) for the first quarter of 2003 over the 2.1 million MWh for the first quarter of 2002 (dispatch under the PPA was 79.3% for the first quarter of 2003 versus 78.5% for the first quarter of 2002). During the first quarter of 2003, MCV burned 20.4 billion cubic feet (Bcf) of natural gas at an







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average cost of $2.94 per million British thermal units (MMBtu). During the first quarter of 2002, MCV burned 20.1 Bcf of natural gas at an average cost of $3.10/MMBtu.
     This press release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Some important factors which could cause actual results or outcomes to differ materially from those presented include, among others, regulatory matters, electric industry restructuring or deregulation, operation of MCV's plant facilities, the pricing and availability of natural gas and transportation and accounting standards. All such factors are difficult to predict, contain uncertainties which may materially affect actual results, and are beyond the control of MCV. There is no assurance that MCV's expectations will be realized or that unexpected events will not have an adverse impact on MCV's business. The foregoing information should be read in conjunction with MCV's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q.
     MCV was formed in 1987 to construct, own, and operate a gas-fired, combined-cycle cogeneration facility in Midland, Michigan. The plant is capable of producing approximately 1,500 megawatts of electricity and up to 1.35 million pounds per hour of process steam for industrial use.
     MCV partners include CMS Midland, Inc., a subsidiary of CMS Energy Corporation; The Dow Chemical Company (limited partner); and El Paso Midland, Inc. and other affiliates of El Paso Corporation.

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For more information, contact:
James M. Rajewski
Chief Financial Officer, Vice President and Controller
       989-633-7888

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